AMENDED SCHEDULE A

Dated July 25, 2018

to the

DISTRIBUTION AGREEMENT

between

ULTIMUS MANAGERS TRUST

and

ULTIMUS FUND DISTRIBUTORS, LLC

TRUST SERIES

Adler Value Fund

Alambic Mid Cap Growth Plus Fund

Alambic Mid Cap Value Plus Fund

Alambic Small Cap Growth Plus Fund

Alambic Small Cap Value Plus Fund

Barrow Value Opportunity Fund

Blue Current Global Dividend Fund

Cincinnati Asset Management Funds: Broad Market Strategic Income Fund

HVIA Equity Fund

Kempner Multi-Cap Deep Value Fund

Ladder Select Bond Fund

Lyrical U.S. Value Equity Fund

Marshfield Concentrated Opportunity Fund

Meehan Focus Fund

Ryan Labs Core Bond Fund

Ryan Labs Long Credit Fund

Stralem Equity Fund

Topturn OneEighty Fund

Wavelength Interest Rate Neutral Fund

Waycross Long/Short Equity Fund